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                                                                    EXHIBIT 3.21


                                     BYLAWS

                                       OF

                            NOVELIS DEUTSCHLAND GMBH



I.       GENERAL PROVISIONS


         ARTICLE 1

         (1)      The corporate name of the Company shall be:

                            NOVELIS DEUTSCHLAND GMBH.

         (2)      The Company shall have its domicile in Gottingen.

         ARTICLE  2

         (1) The object of the Company is the production, processing and sale as well as the trade with aluminum and other metals; semi-finished metal products and finished metal products, including foils, as well as plastic products, all of this by utilizing the brand name "Novelis" (registered, among other places, in the register of symbols of the German Patent Office under number 772 134).

         (2) The Company may operate all businesses that are suited to serve its business purpose. In order to attain its business purpose, the Company may join or acquire other companies of the same or a similar nature. The Company may establish branch offices.

         ARTICLE 3

         The share capital of the Company shall amount to E111,500,000.00
         (one hundred eleven million five hundred thousand Euros). It shall be divided into the following business shares:

                                    1.  E11,150,000.00
                                    2.  E100,350,000.00.



                                 [Translation]
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         ARTICLE 4

         Any disposition of any business share or any part of any business share, in particular the assignment, pledging, granting of usufruct, shall be permissible only with the Company's approval. Article 17 of the GmbH Act shall remain unaffected thereby.


         ARTICLE 5

         The business year shall be the calendar year.


         ARTICLE 6

         The announcements/publications of the Company shall be made in the Federal Gazette for the Federal Republic of Germany.


II.      PARTNERS

         ARTICLE 7

         (1) The rights of the Company are derived from the pertinent Law and the provisions set forth in these bylaws.

         (2) The partners shall be entitled to the annual net profit, plus any profit carried forward and minus any loss carried forward. By simple majority, it may be resolved to allocate certain amounts to profit reserves or to carry them forward as profit.

         (3) The partners shall arrange the business division among the managing directors and shall issue the business regulations for the business management if this is deemed necessary or useful.

         (4) The partners shall have the following rights in addition to the authority granted them under Article 46 Nos. 1-4 and 6-8 of the GmbH Act:

                  a) Appointing and dismissing the members of the supervisory board of the company under Articles 6 ff. of the Co-determination Act,

                  b) Granting discharge to the managing directors and to the supervisory board,

                  c) Issuing managerial instructions in all major and fundamental technical matters,

                  d)       Establishing guidelines for general business policy.


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         ARTICLE 8

         (1) The decisions to be made by the partners shall be by resolution with a simple majority of the votes cast, unless the Law provides otherwise.

         (2)      Each DM 1,000.00 (one thousand) shall grant one vote.

         (3) In addition to meetings, resolutions of the partners may be taken in writing, by teletype, by telegraph or by telephone to the extent that no partner shall object to such resolution taking. Minutes shall be prepared about each resolution; in each case, one copy of such minutes shall be forwarded to all partners without delay. Resolutions on amending the bylaws (partnership agreement) shall require certification by a notary.

         (4) The partners may be represented by proxy in the execution of their voting rights.

         ARTICLE 9

         (1) Partners' meetings shall be convened by the partners, their proxies, by the managing directors or, if the wellbeing of the company requires such, by the supervisory board.

         (2) A partners' meeting shall occur once a year in which the partners determine the annual accounts, decide on the utilization of the result and elect the auditor for the current business year (ordinary partners' meeting). The ordinary partners' meeting shall be held within six months after the expiration of each business year.

III.     MANAGING DIRECTORS

         ARTICLE 10

         (1)      The Company shall have two or more managing directors.

         (2) The managing directors shall be appointed and dismissed by the supervisory board. The supervisory board may appoint one managing director as chairman of the business management.

         (3) The Company shall be represented by each managing director individually.

         (4) The supervisory board may release in general or in individual cases one or several managing directors from the restrictions of Article 181 BGB [civil code].


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         ARTICLE 11

         The managing directors shall manage the business of the Company in accordance with the laws, these bylaws and the guidelines given them by the partners.


IV.      SUPERVISORY BOARD


         ARTICLE 12

         (1) The supervisory board shall consist of twelve members; it shall be composed of six members each of the partners and of the employees.

         (2) The election of the members of the supervisory board shall be for the period until the end of the partners' meeting that decides on the discharge for the third year after the commencement of the term of office. To this extent, the business year in which the term of office begins shall not be counted. A reelection of members of the supervisory board shall be permissible.

         (3) The term of office of replacement members as well as of members of the supervisory board who are elected in lieu of members who are leaving prematurely shall end no later than with the term of office of the member who has left.

         ARTICLE 13

         (1)      Subsequent to the ordinary partners' meeting as set forth in
                  Article 12 Para. 2, a meeting of the supervisory board shall take place without any special invitation in which a chairman and his deputy shall be elected for the period of its term of office. If the chairman or his deputy depart prior to the expiration of their term of office, a substitutive election for the remainder of the term of office of the departed member shall be held without delay.

         (2) Immediately following the election of the chairman of the supervisory board and his deputy the supervisory board shall establish the committee provided for in Article 27, Para. 3 of the Co-determination Act.

         (3) The chairman of the supervisory board shall issue statements of intent of the supervisory board and its committees.

         (4) The supervisory board may appoint a secretary who does not need to be a member of the supervisory board. The secretary shall prepare the meetings of the supervisory board and shall keep the minutes of the meetings in a safe place.


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         ARTICLE 14

         Meetings of the supervisory board shall be convened by the chairman or, in the event he is prevented, by his deputy. The summoning shall occur in writing, by telex or by telegraph under observation of a period of fourteen days, indicating the agenda (items of deliberation), and shall be sent to the addresses last provided to the Company.


         ARTICLE 15

         (1) The supervisory board shall have a quorum if at least half of its members of which it has to be constituted participate in the taking of any resolution. Absent members of the supervisory board may participate in the resolution taking by having their written votes submitted by another member of the supervisory board. The submission of the written vote shall be deemed as participation in the taking of the resolution.

         (2) Any resolutions of the supervisory board shall require a simple majority of the votes cast unless the legal provisions provide otherwise. If a voting ends in a tie, each member of the supervisory board shall have the right to demand a new voting. If the new voting on the same subject matter ends in a tie as well, the vote of the chairman shall count doubly. The type of vote shall be determined by the chairman.

         (3) Minutes shall be prepared on each meeting of the supervisory board which shall be signed by the chairman of the meeting and the secretary.

         (4) The members of the supervisory board shall maintain secrecy on any confidential data and secrets of the Company, in particular on operational or business secrets that they become aware of through their activity on the supervisory board.

         ARTICLE 16

         In addition to being reimbursed for their out-of-pocket expenses, the members of the supervisory board shall receive a fixed remuneration whose amount shall be determined by the partners. In any event, the chairman shall receive the one-and-a-half-fold amount, his deputy the one-and-a-quarter-fold amount.


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                                        6


           Certification in accordance with Article 54 of the GmbH Act

                                          Number 45/2005 of my Register of Deeds

I hereby certify that the amended provisions of the partners' agreement are in conformity with the resolution taken in the notarized partners' meeting of April 12, 2005, number 44/2005 of my register of deeds, and that the unchanged provisions agree with the complete tenor of the partners' agreement last submitted to the register files.

Frankfurt am Main, April 12, 2005


            [round seal]                     [signature]

                                             Prof. Dr. Alexander Riesenkampff
                                             Notary